Exhibit 10.26
[Company Letterhead]

August 12, 2014

[name]
[Address]

Dear ______:

I write concerning the outstanding award of _______ restricted stock units (“RSUs”) granted to you by Overland Storage, Inc. (the “Company”) under the Company’s 2009 Equity Incentive Plan (the “Plan”) on or about May 13, 2014 (the “Award”). As you know, the Company has entered into an agreement to be acquired (the “Acquisition”) by Sphere 3D Corporation (the “Buyer”).

Under the current provisions of the agreement that evidences the Award (the “Award Agreement”), the Award is scheduled to vest in six substantially equal installments, with the first installment scheduled to vest on November 13, 2014, but the entire Award (to the extent not previously vested) would accelerate and become fully vested and payable upon the closing of the Acquisition (the “Closing”). The purpose of this letter is to set forth our agreement to amend the Award Agreement in connection with the Acquisition to provide that a portion of the Award will not accelerate on the Closing. Instead, such portion will remain outstanding and subject to the current time-based vesting schedule applicable to such portion, and will accelerate and become fully vested (to the extent not previously vested) if your employment with the Buyer or any of its affiliates is terminated by the Buyer or such affiliate without Cause (as defined in the Award Agreement) or by you for Good Reason (as defined in the Award Agreement) within the period of two years following the Closing.

Accordingly, the Award is hereby amended, effective immediately prior to, and subject to, the Closing of the Acquisition, to provide as follows:

•
Clause (ii) of the second paragraph of the “Vesting” section of the Award Agreement, which previously provided for the Award to vest in full if a “Change in Control” (as defined in the Plan) occurs, is hereby amended to provide that the Award will not fully vest on the Closing of the Acquisition but that, should the Acquisition occur, a number of RSUs subject to the Award will become vested upon (or as necessary to give effect to the acceleration, immediately prior to) the Closing, with such number of RSUs to be equal (rounded down to the next whole RSU) to (a) (i) $_______ divided by (ii) the value of the per-share consideration (determined as of the Closing and expressed as a dollar amount) to be paid to the Company’s shareholders in connection with the Acquisition, less (b) the number (if any) of RSUs subject to the Award that vested prior to such acceleration; provided, however, that in no event shall the number of RSUs that vested upon or prior to the Acquisition exceed the total number of RSUs subject to the Award. The acceleration of RSUs pursuant to this paragraph shall be applied first to the RSUs scheduled to vest latest in time under the existing vesting schedule of the Award.

•
The portion of the Award (if any) that is not vested upon (and did not vest prior to) the Closing of the Acquisition (after giving effect to the preceding paragraph) will be assumed by the Buyer and converted into an award covering Buyer’s common shares as provided in Section 6.10(b) of the Acquisition agreement and remain outstanding following the Closing of the Acquisition (the “Assumed Portion”).

The Assumed Portion shall continue to be subject to the existing vesting schedule under the Award Agreement applicable to the Assumed Portion (without giving effect to any acceleration of vesting in connection with a Change in Control and as modified by the following paragraph). The vesting of each installment of the Assumed Portion is contingent on your continued Service (as defined in the Plan) with the Buyer or one of its affiliates through the applicable vesting date; provided, however, that if, at any time after the Closing of the Acquisition and prior to the time the Assumed Portion is fully vested, your Service is terminated by the Buyer or any of its affiliates without Cause (as defined in the Award Agreement) or by you for Good Reason (as defined in the Award Agreement), the Award, to the extent outstanding and unvested immediately prior to such termination of Service, shall be fully vested and payable as of the date of such termination of your Service. In addition, if a Change in Control of the Buyer occurs at any time after the Closing (as determined by applying the definition of “Change in Control” in the Plan to the Buyer rather than the Company), the Award, to the extent then outstanding and unvested, shall be fully vested and payable as of the date of such Change in Control of the Buyer.

•
The third and fourth paragraphs of the “Vesting” section of the Award Agreement, which provided for partial acceleration of the Award in connection with certain terminations of your employment outside of the context of a Change in Control, are hereby deleted in their entirety.

Except as expressly set forth above, this letter agreement does not modify any other terms of your Award or Award Agreement. In other words, the other existing provisions of your Award will continue in effect, subject to the amendments described herein. If there is any conflict or inconsistency between the provisions of this letter agreement and the provisions of the Award Agreement, the provisions of this letter agreement will control. If for any reason the Closing of the Acquisition does not occur, this letter agreement will be null and void, and the Award will continue in accordance with its terms.
If the Closing occurs, the Acquisition will constitute a “change in the ownership” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”). This letter is entered into before and in connection with the Acquisition in reliance on Treas. Reg. Section 1.409A-3(i)(5)(iv)(B). This letter is to be construed and interpreted accordingly, and so as to avoid the imputation of any tax, penalty or interest under Section 409A.

If this letter accurately reflects your agreement with the Company regarding the subject matter hereof, please sign the letter below and return a copy of the letter to me.

OVERLAND STORAGE, INC.

Name:    Scott McClendon
Title:    Executive Chairperson of the Board

Acknowledged and Agreed:

By:
    [name]